Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 our report dated March 30, 2022, relating to the financial statements of Poema Global Holdings Corp., included in its annual report on Form 10-K for the fiscal year ended December 31, 2021, and to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ WithumSmith+Brown, PC
New York, New York
May 2, 2022